Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(B)(4),
200.83 and 230.406

RENEWAL RIGHTS AND ASSET PURCHASE AGREEMENT

This RENEWAL RIGHTS AND ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May __, 2006 (the “Effective Date”), is entered into by and between Muirfield Underwriters, Ltd., a Delaware corporation (the “Seller”) and AmTrust North America, Inc., a Delaware corporation (the “Purchaser”).

RECITALS:

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to acquire from the Seller, the Subject Business, including the right to renew the Insurance Contracts and all assets required to conduct the Subject Business; and

WHEREAS, since the Purchaser has required Aon Group, Inc., the corporate parent of the Seller, to execute a certain Guaranty, which is attached to this Agreement as Exhibit B, Aon Group will be required to receive certain notifications of events bearing on the status of the transaction provided for in this Agreement, as more fully set forth herein; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth herein, and in reliance upon the representations, warranties, conditions and covenants contained herein, and intending to be legally bound hereby and thereby, the parties hereto do hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1.    Definitions. The following terms, when used in this Agreement, have the meanings set forth in this Section 1.1.

“Affiliate” of any Person means another Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“Ancillary Agreements” means the (i) the Bill of Sale and General Assignment Agreement, (ii) the Guaranty Agreement and (iii) the Sublease Agreement(s) for the offices in Des Moines, Iowa, Milwaukee, Wisconsin and Peoria, Illinois.

“Applicable Law” means any applicable order, law, statute, regulation, rule, pronouncement, ordinance, bulletin, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Authority applicable to the parties hereto, or any of their respective businesses, properties or assets.

“Base Compensation” means a Transferred Employee’s annual salary, exclusive of any “Success Bonus”, “Stay Bonus” or other bonuses, as of April 1, 2006.

“Bill of Sale and General Assignment Agreement” means the Bill of Sale and General Assignment Agreement in the form annexed as Exhibit A.

“Books and Records” means originals or copies of all the Seller’s administrative records, claim records, policy forms and files owned by the Seller, sales records and files, customer lists, Producer lists, policy information and underwriting records (in whatever form maintained, including computer generated, recording or stored) owned by Seller relating to the Subject Business.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are permitted or obligated by Applicable Law to be closed for regular banking business.

“Closing” and “Closing Date” have the respective meanings set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Covered Insurance Policies” has the meaning ascribed to it in Section 2.5.

“Covered Premium” means all Gross Written Premium collected by or on behalf of the Purchaser, any of the Purchaser’s Affiliates, on or with respect to the Covered Insurance Policies, including any premium developed by audits for policies written during the Renewal Period or retro or Variable Ratio Plan (“VRP”) adjustments, no matter when such audits or adjustments occur.

“Damages” has the meaning ascribed to it in Section 12.2(a).

“Employee Group” has the meaning ascribed to it in Section 7.1

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local U.S. or non-U.S. governmental authority, quasi-governmental authority, instrumentality, court or government, self-regulatory organization, commission, tribunal or organization or any political or other subdivision, department, branch or representative of any of the foregoing.

“Gross Written Premium” means any and all amounts charged to a Policyholder or other Person on or with respect to a Covered Insurance Policy that are required to be reported as premium on the statutory financial statement of the Purchaser or its Insurer Affiliates, as the case may be, in accordance with Applicable Law, exclusive of any surcharges, however described, that are billed on behalf of, and the extent remitted to, any Governmental Authority, less any such amounts returned for cancellation of any such Covered Insurance Policy.

“Guaranty” means the Guaranty in the form annexed as Exhibit B by which Seller’s parent, Aon Group, Inc., guarantees all of Seller’s obligations under this Agreement.

“Indemnified Party” has the meaning ascribed to it in Section 12.3(a).

“Indemnifying Party” has the meaning ascribed to it in Section 12.3(a).

“Insurance Contracts” means all insurance contracts, policies, certificates, binders, slips, covers or other agreements of insurance, including all supplements, riders, endorsements, renewals and extensions produced by the Seller in connection with the Subject Business, including those identified on Schedule 1.1, that are in-force as of the Closing Date.

“Insurer Affiliate” as to the Seller or the Purchaser, means an Affiliate of such Person that is a duly licensed, eligible or otherwise authorized insurance company.

“Knowledge of the Seller” means the actual knowledge or the knowledge that a director or officer of the Seller should reasonably be expected to discover or otherwise become aware of in the course of his or her responsibilities as a director or officer of the Seller.

“Liability” or “Liabilities” means a liability, obligation, commitment, expense, claim or cause of action (of any kind or nature whatsoever, whether absolute, accrued, contingent or other, and whether known or unknown).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, lien (statutory or otherwise), preference, priority, charge or other encumbrance, charge, adverse claim (whether pending or, to the knowledge of the Person against whom the adverse claim is being asserted, threatened) or restriction of any kind affecting title or resulting in an encumbrance against property, real or personal, tangible or intangible, or a security interest of any kind, including, without limitation, any conditional sale or other title retention agreement, any right of first refusal, any lease in the nature thereof, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction (other than a financing statement which is filed or given solely to protect the interest of a lessor).

“Litigation” means any action, cause of action (whether at law or in equity), arbitration, claim or complaint by any Person alleging potential liability, wrongdoing or misdeed of another Person, or any administrative or other similar proceeding, criminal prosecution or investigation by any Governmental Authority alleging potential liability, wrongdoing or misdeed of another Person.

“Material Adverse Effect” means a material adverse effect on the ability of the Purchaser to renew, or write new insurance policies with respect to, the Subject Business, taken as a whole; provided, however, that the following shall be excluded from the definition of “Material Adverse Effect” and from any determination as to whether a Material Adverse Effect has occurred or may occur: (i) the effects of changes affecting the economy and securities markets generally; (ii) the effects of changes affecting the insurance, reinsurance and financial services industries generally; (iii) any changes in laws, regulations, accounting or actuarial principles, or regulations or policies of general applicability; (iv) any changes in general economic, regulatory, or political conditions; (v) any changes resulting from actions or omissions of a party hereto taken with the prior written consent of the other parties with respect to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby; and (vi) any change that is brought about by compliance by either party with applicable local law.

“Non-Transferred Employees” has the meaning ascribed to it in Section 7.1.

“Offer of Employment” has the meaning ascribed to it in Section 7.1.

“Permitted Liens” mean (i) Liens securing the payment of Taxes, either not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings; (ii) reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting real property which do not materially affect the property, or the intended use of the property, secured thereby; and (iii) Liens of carriers, warehousemen, mechanics, materialmen, and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings.

“Person” means an individual, corporation, partnership, association, joint stock company, limited liability company, Governmental Authority, trust joint venture, labor union, estate, unincorporated organization or other entity.

“Policyholders” means policyholders and named insureds of the Insurance Contracts.

“Producers” means (i) the agents, brokers, and producers through whom or which any Policyholder has or may have secured any Insurance Contract by or through the Seller at any time during the three (3) years prior to this Agreement and which are identified on Schedule 3.10(a); and (ii) agents, brokers and producers, including, but not limited to those identified on Schedule 3.10(a), who or which produce workers’ compensation business for the Purchaser or its Insurer Affiliates following the Closing Date as a result of the efforts of the Transferred Employees or any employee of the Purchaser under the supervision of any of the Transferred Employees.

“Purchaser” has the meaning ascribed to it in the introduction to this Agreement.

“Purchaser Indemnity Cap” has the meaning ascribed to it in Section 12.2(b).

“Purchaser Indemnity Deductible” has the meaning ascribed to it in Section 12.2(b).

“Purchaser New Policies” has the meaning ascribed to it in Section 2.5.

“Purchaser Renewal Policies” has the meaning ascribed to it in Section 2.5.

“Quarterly Payments” has the meaning ascribed to in Section 2.6(c).

“Quarterly Payments Offset” has the meaning ascribed to it in Section 2.6(d).

“Renewal Period” has the meaning ascribed to it in Section 2.6(c)

“Renewal Rights” means all of the Seller’ existing rights to offer, quote and/or solicit the renewals of any of the Insurance Contracts, including (i) the right to offer to cancel and rewrite any of the Insurance Contracts and to solicit replacement insurance coverage with no restriction as to geographical territory, and (ii) the relationships that the Seller enjoys with each of the Producers, subject in each case to all rights of Producers and Policyholders and Applicable Law.

“Representative” means, with respect to any Person, such Person’s officers, directors, employees, Affiliates, agents and representatives (including any investment banker, financial advisor, accountant, actuary, appraiser, analyst, consultant, legal counsel, agent, representative or expert retained by or acting on behalf of such Person or its subsidiaries).

“Restriction Period” has the meaning ascribed to it in Section 8.1.

“Seller” has the meaning ascribed to it in the introduction.

“Seller Indemnity Cap” has the meaning ascribed to it in Section 12.2(a).

“Seller Indemnity Deductible” has the meaning ascribed to it in Section 12.2(a).

“Subject Business” means all of Seller’s workers’ compensation business, including, but not limited to the Renewal Rights and Seller’s relationships with Producers, regardless of whether a Producer and Seller have entered into a written agreement. Notwithstanding the foregoing, Subject Business does not include policies issued by the Seller on behalf of workers’ compensation assigned risk plans in Illinois and in the District of Columbia,

“Sublease Agreement(s)” means the Sublease Agreements for Seller’s offices in Des Moines, Iowa, Milwaukee, Wisconsin, Peoria, Illinois in a form and content mutually agreeable to the parties.

“Taxes” means all taxes, charges, duties, fees, levies, or other similar assessments or liabilities, including all net and gross income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, license, withholding, employment, payroll, profit, estimated, severance, stamp, occupation, value added, registration, environmental, workers’ compensation, social security and franchise taxes imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)); and such term shall include any interest, fines, penalties, assessments, or additions to tax relating to, resulting from, attributable to, or incurred in connection with any such tax or any contest or dispute thereof.

“Termination Date” means June 30, 2006.

“Third Party Claims” has the meaning ascribed to it in Section 12.3.

“Transfer Date” means in respect of a Transferred Employee, the date a Transferred Employee becomes an employee of the Purchaser or any of its Affiliates.

“Transferred Assets” means those assets of the Seller relating to the Subject Business specifically identified on Exhibit C and the right to use the name “Muirfield Underwriters, Ltd.”.

“Transferred Employees” has the meaning ascribed to it in Section 7.1.

1.2.    Interpretation.

(a)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event that an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(b)    When a reference is made in this Agreement to a section or article, such reference will be to a section or article of this Agreement unless otherwise clearly indicated to the contrary. Whenever the words “include”, “includes” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement (including the schedules and exhibits) as a whole and not to any particular provision of this Agreement. The meaning assigned to each term used in this Agreement will be equally applicable to both the singular and the plural forms of such term, and words denoting any gender will include all genders. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.

(c)    The annexed schedules and exhibits are incorporated into this Agreement and will be deemed a part hereof as if set forth herein in full. In the event of any conflict between the provisions of this Agreement and any schedule or exhibit, the provisions of this Agreement will control. Capitalized terms used in the schedules have the meanings assigned to them in this Agreement. The section references referred to in the schedules are to sections of this Agreement, unless otherwise expressly indicated

ARTICLE II
TRANSFER OF ASSETS

2.1.    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of the Seller, 200 East Randolph Street, Chicago, Illinois at 10:00 a.m. on June 1, 2006 or at such other time and place as the parties mutually agree (the “Closing Date”), but in no event later than the Termination Date. The transactions contemplated by this Agreement shall be deemed to be effective as of 12:01 a.m. on the date thereof.

2.2.    The Closing Transactions. Upon the terms, conditions, and limitations of this Agreement, and for the consideration stated herein, on the Closing Date (i) the Seller will sell, assign and transfer to the Purchaser, and the Purchaser will accept and acquire, all of the Seller’s respective rights, title and interest in the Renewal Rights and the Transferred Assets. All sales, assignments and transfers of the Transferred Assets to the Purchaser hereunder will be evidenced by the Bill of Sale and General Assignment Agreement which will be executed and delivered on the Closing Date by the Seller. The Transferred Assets shall not include, or otherwise be deemed to include, any other assets or properties of the Seller, other than those assets of the Seller relating to the Subject Business specifically identified on Exhibit C. On or before the Closing Date, in accordance with Article VII, the Purchaser shall extend offers of employment to all the employees of the Seller in the Employee Group.

2.3.    Non-Assumption of Liabilities. Other than pursuant to the Sublease Agreement(s), neither the Purchaser nor any of its Affiliates will, directly or indirectly, assume any Liability of the Seller or its Affiliates of any kind, character or description attributable to the conduct of the Subject Business or the ownership or use of the Transferred Assets, in each case, prior to the Closing Date, regardless of when discovered or reported, including, but not limited to, the following Liabilities, which shall remain Liabilities of the Seller and/or its Affiliates:

(a)    any Liability relating to any failure or alleged failure to comply with, or any violation or alleged violation of, any Applicable Law, which failure or violation occurred or is alleged to have occurred prior to the Closing Date;

(b)    any Liability relating to any breach of any contract included in the Transferred Assets occurring prior to the Closing Date;

(c)    any Liability with respect to (i) any employee benefit plan or employee benefits maintained by the Seller, (ii) the termination of any such employee benefits or employee benefit plan by the Seller, (iii) payroll and employee benefits accrued by any employee of the Seller, (iv) the termination of employment of any officer, employee, Representative, or Producer by the Seller (including, but not limited to, any such termination deemed to have occurred upon the consummation of the transactions contemplated by this Agreement) or (v) any “Success Bonus”, “Stay Bonus” or other bonus payable to any Transferred Employee pursuant to any bonus plan of Seller or its Affiliates;

(d)    any legal, accounting, transactional, consultant, financial advisor or other expense relating to the negotiation and consummation of the transactions contemplated by this Agreement by or on behalf of the Seller and its Affiliates, shareholders, equity holders, officers, directors, and Representatives;

(e)    any Liability arising under the express terms and conditions of the Insurance Contracts produced, issued, renewed or written by the Seller prior to the Closing Date; and

(f)    any Liability for Taxes related to the Subject Business arising prior to the Closing Date

2.4.    Closing Deliveries.

(a)    At the Closing, the Purchaser will deliver to the Seller the following:

(i)     Payment of the Initial Payment, in accordance with Section 2.6;

(ii)    The Sublease Agreement(s) for Seller’s offices in Des Moines, Iowa, Milwaukee, Wisconsin, and Peoria, Illinois executed by the Purchaser; and

(iii)            any other deliveries contemplated by Article X or the other provisions hereof.

(b)    At the Closing, the Seller will deliver to the Purchaser the following:

(i)     The Bill of Sale and General Assignment Agreement in the form annexed as Exhibit A;

(ii)    The list of In-Force Insurance Contracts to be attached hereto as Schedule 1.1;

(iii)    The Sublease Agreement(s) for Seller’s offices in Des Moines, Iowa, Milwaukee, Wisconsin and Peoria, Illinois and any consents required in connection therewith;

(iv)    The Guaranty in the form annexed as Exhibit B executed by Seller’s parent company, Aon Group, Inc.; and

(v)      any other deliveries contemplated by Article IX or the other provisions hereof.

2.5.    *

2.6.    *

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to the Purchaser (that as of the Effective Date (or, if made as of a specified date, as of such date):

3.1.    Corporate Existence. The Seller has been duly organized, is validly existing and is in good standing under the laws of its state of incorporation or domicile.

3.2.    Corporate Authority. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements are within its powers and have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement constitutes, and when executed and delivered the Ancillary Agreements will constitute, valid and legally binding agreements, enforceable against each party thereto in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and the rights of creditors of insurance companies generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

3.3.    Non-Contravention. The execution and delivery of, and performance by the Seller of its obligations under, this Agreement and the Ancillary Agreements shall not:

(a)    result in a breach of any provision of the articles of incorporation or by-laws of the Seller;

(b)    result in any violation of Applicable Law or a breach of any order, judgment or decree of any Governmental Authority relating to the Subject Business, except for any such violations or breaches that, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect; or

* Confidential Treatment Requested

(c)    result in the breach of or default under (or with notice, lapse of time, or both, would result in such a breach or default) any agreement to which the Seller is a party, including but not limited to, any agreements, whether written or oral, between Seller and any current underwriter of the Subject Business, by which Seller currently acts as a producer for such underwriter, except for any such violations that, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect.

3.4.    Compliance with Laws. The Subject Business has been conducted in all material respects in accordance with Applicable Law and there is no investigation, inquiry, order, decree or judgment of any Governmental Authority outstanding or, to the Knowledge of the Seller, threatened against the Seller which could have a Material Adverse Effect.

3.5.    Transferred Assets; Ownership of Renewal Rights.

(a)    The Seller has good and marketable title to the Transferred Assets, free and clear of all Liens other than Permitted Liens, and at the Closing the Purchaser will acquire good title thereto, free and clear of all Liens other than Permitted Liens.

(b)    The Transferred Assets comprise all of the assets required for the continued conduct of the Subject Business by the Purchaser after the Closing in the manner the Subject Business is now being conducted.

(c)    The Seller owns, free and clear of all Liens and no third party, including any current underwriter of the Subject Business, has or will assert any right to or interest in the Renewal Rights, subject to the rights of Producers and Policyholders and Applicable Law.

(d)    The Seller is the sole administrator of the issuance and renewal of all Insurance Contracts and no current underwriter of the Insurance Contracts has a direct relationship with any Producer in connection with such Insurance Contracts.

3.6.    Litigation. Except as set forth in Schedule 3.6, there is no Litigation pending or, to the Knowledge of the Seller, threatened against the Seller with respect to the Subject Business, except as would not reasonably be expected to have a Material Adverse Effect.

3.7.    Consents and Approvals. Except as set forth in Schedule 3.7, the execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby in accordance with their terms do not require the Seller to obtain any permit or any consent, approval or action of, make any filing with, or give any notice to, any Governmental Authority or any other Person.

3.8.    Tax Matters.

(a)    Tax Returns and Payments of Taxes. Except as set forth in Schedule 3.8, with respect to the Seller, all Tax Returns required to be filed with respect to the Subject Business have been timely filed, and all such Tax Returns are complete and correct in all material respects. All federal, state, local, foreign, estimated and other Taxes owed by the Seller with respect to the Subject Business have been timely paid to the proper Governmental Authorities. The Seller has timely collected or withheld (or there has been collected or withheld on its behalf) all Taxes required to have been collected or withheld by the Seller with respect to the Subject Business and such collected or withheld Taxes have been timely paid to the proper Governmental Authorities or properly set aside in accounts for such purpose. There are no outstanding liens for Taxes (other than liens for Taxes which are not yet due and payable) upon the Subject Business or Transferred Assets.

(b)    Other Tax Matters. To the Knowledge of the Seller, except as set forth in Schedule 3.8:

(i)	There is no unresolved audit or other examination by any Governmental Authority of any Taxes with respect to the Subject Business (and no such audit is pending or likely to be commenced).

(ii)
There has been no claim or issue (other than a claim or issue that has been finally settled) asserted or raised in writing by any Governmental Authority concerning any liability for Taxes with respect to the Subject Business.

(iii)
No Person is currently contesting the liability for Taxes before any court, tribunal or agency, or has applied for and/or received a ruling or determination from a Tax Authority regarding a past or prospective transaction relating to the Subject Business.

(iv)	No Transferred Assets are subject to any Tax allocation, sharing, indemnity or similar agreement or arrangement that will continue in force after the Closing Date.

3.9    Absence of Changes.

Except as set forth in Schedule 3.9, since December 31, 2005, with respect to the Subject Business, the Seller have not:

(a)    suffered any Material Adverse Effect;

(b)    subjected any of the Transferred Assets to any Lien;

(c)    paid, granted or committed to grant any increase of more than $5,000 in any remuneration (including salary, incentive, change in control, retention or severance compensation or benefits) of any employee in the Employee Group, with the exception of any “Success Bonus” or “Stay Bonus” that might have agreed to by the Seller with certain members of the Employee Group, or any standard promotion or merit increases in accordance with Aon Corporation’s Compensation Guidelines;

(d)    instituted, settled or agreed to settle any Litigation, action or proceeding before any Governmental Authority relating to the Subject Business other than in the ordinary course of business consistent with past practices;

(e)    entered into any contract relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby with, or given any assurances in respect thereof to, any labor unions or other organizations representing or, to the Knowledge of the Seller, purporting to represent or attempting to represent any employees in the Employee Group;

(f)    paid any bonus to any Producer, or granted to any Producer or employee in the Employee Group any other material increase in compensation in any form;

(g)    failed to continue to pay all accounts payable in the ordinary course of business and consistent with past practice; or

(h)    taken any action or omitted to take any action that would result in the occurrence of any of the foregoing in the future.

3.10    *

3.11    Intellectual Property.

(a)    Except as set forth on Schedule 3.11, the Seller does not own intellectual property rights of any kind and does not use any intellectual property pursuant to any license agreement or otherwise, in connection with and which is necessary for the conduct of, or otherwise material to, the Subject Business.

(b)    There are no licenses, sublicenses or agreements pursuant to which any Person unrelated to the Seller is authorized to use the Seller’s name.

3.12    Employee; Labor Matters.

(a)    The Seller is not a party to or bound by any collective bargaining agreement or understanding, and there are no labor unions or other organizations representing or, to Knowledge of the Seller, purporting or attempting to represent any employee of Seller engaged in the Subject Business;

(b)    there has not occurred or, to Knowledge of the Seller, been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any current or former employee of the Seller engaged in the Subject Business;

* Confidential Treatment Requested\

(c)    To Knowledge of the Seller, the Seller has complied with all applicable provisions of Applicable Law pertaining to the employment or termination of employment of any Person engaged in the Subject Business, including all such Applicable Laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination, immigration status, Tax information reporting, Employment and Withholding Taxes or other similar employment practices or acts;

(d)    The Seller has not received any notice in writing regarding a current claim against it for (i) overtime pay, wages, salary or bonus, excluding current payroll periods, or (ii) vacation time, excluding time earned in current payroll periods; and

(e)    There are no employment agreements in effect between the Seller or an Affiliate and any employee of the Seller, with the exception of “Success Bonuses” or “Stay Bonuses,” or any similar agreements, for selected employees.

3.13    Financial Records

The Seller has furnished to Purchaser financial records, reflecting accurate expenses, commissions, written premium, gross and net earned premium, loss ratios, expense ratios, combined ratios for the Subject Business, in each case by state, for the annual period ended December 31 for each of the last three years (collectively, the “Financial Records”). The Financial Records are set forth on Schedule 3.13 hereto. Except as set forth therein, the Financial Records (i) were derived from the books and records of the Seller, which books and records are accurate, true and correct in all material respects, and (ii) are accurate, true and complete in all material respects as of the respective dates and for the respective periods covered.

3.14    Territorial Restrictions.

Neither the Seller, nor any employee in the Employee Group are restricted by any contract with another Person from carrying on the Subject Business in any territory where the Subject Business is being carried on as of the date of Closing. The Employee Group does not include any employee employed in territories or in business activities that would violate any agreement to which the Seller or such an employee may be a party. Purchaser, as a result of its acquisition of the Subject Business, will not be restricted in the conduct of the Subject Business.

3.15.    Absence of Certain Business Practices.

Neither the Seller, any officer or director, employee or agent or Affiliate of the Seller, nor any other Person acting on their behalf, has, directly or indirectly, within the past five (5) years given or agreed to give, received or agreed to receive any gift or similar benefit to or from any Producer, customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Subject Business (or assist the Seller or any of their Affiliates in connection with any actual or proposed transaction relating to the Subject Business) or who may benefit from the Subject Business or otherwise acted in a manner:

(a)    which subjected or might have subjected the Seller or any of its Affiliates to any damage or penalty in any civil, criminal or governmental litigation or proceeding;

(b)    for any of the purposes described in Section 162(c) of the Code;

(c)    for the purpose of establishing or maintaining any concealed fund or concealed bank account;

(d)    which would reasonably be expected to bring the Purchaser or any of its Affiliates or businesses into public disrepute, contempt, scandal or ridicule or reflect unfavorably upon the Seller, the Purchaser, or any of their respective Affiliates or businesses; or

(e)    in the case of any gift or similar benefit in excess of $500, (i) which if not given in the past, might reasonably be expected to have had a Material Adverse Effect, or (ii) which if not continued in the future, might reasonably be expected to have a Material Adverse Effect.

3.16         Disclosure.

(a)    No representation or warranty by or on behalf of the Seller contained in this Agreement or any of the Ancillary Agreements nor any of the statements or certificates furnished or to be furnished at the Closing, as the case may be, by or on behalf of Seller to the Purchaser or its Representatives in connection with or pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.

(b)    To Knowledge of the Seller, there is no fact (other than matters of a general economic or political nature which do not affect the Subject Business uniquely) that has not been disclosed to the Purchaser that might reasonably be expected to have or result in a Material Adverse Effect.

3.17         Brokers. There is no investment banker, non-insurance broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Seller that as of the Effective Date (or, if made as of a specified date, as of such date):

4.1.    Corporate Existence. The Purchaser has been duly organized, is validly existing and is in good standing under the laws of its state of incorporation or domicile.

4.2.    Corporate Authority. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements are within its powers and have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement constitutes, and when executed and delivered the Ancillary Agreements will constitute, valid and legally binding agreements, enforceable against each party thereto in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and the rights of creditors of insurance companies generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

4.3.    Non-Contravention. The execution and delivery of, and performance by the Purchaser of its obligations under this Agreement and the Ancillary Agreements, shall not:

(a)    result in a breach of any provision of the articles of incorporation or by-laws of the Purchaser; or

(b)    result in a breach of any order, judgment or decree of any Governmental Authority to which the Purchaser is a party or by which the Purchaser is bound.

4.4    Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby in accordance with their terms do not require the Purchaser to obtain any permit or any consent, approval or action of, make any filing with, or give any notice to, any Governmental Authority or any other Person.

4.5    Brokers. There is no investment banker, non-insurance broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS OF THE SELLER

5.1.    Further Assurances. The Seller shall make commercially reasonable efforts to take, or cause to be taken, all actions or do, or cause to be done, all things or execute any documents necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, subject to their respective terms; provided, however, that any such additional documents must be reasonably satisfactory to each of the parties and not impose upon either party any material liability, risk or obligation not contemplated by this Agreement or the Ancillary Agreements.

5.2.    Compliance With Law. Following the Closing, the Seller and its Affiliates shall comply with all Applicable Laws relating to their conduct in performing their respective obligations under this Agreement and under the Ancillary Agreements.

5.3.    Conduct of Business. The Seller shall conduct the Subject Business only in the ordinary course and consistent with past practices.

5.4.    Financial Information and Reports. As promptly as practicable, the Seller will deliver to the Purchaser true and complete copies of any financial information and any reports of premium income, loss ratios or similar data regarding the Subject Business as may be prepared or received by the Seller prior to Closing and which shall not have been previously furnished to the Purchaser.

5.5.    No Disposal of Transferred Assets. The Seller shall refrain from disposing of any of the Transferred Assets and from permitting the Transferred Assets to be subjected to any Liens.

5.6.    No Breach or Default. The Seller will refrain from violating, breaching, defaulting, and from taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a violation, breach, or default, under any agreement with any Producer set forth on Schedule 3.10(b).

5.7.    Books and Records. At the Closing, the Seller shall transfer custody and control of the Books and Records to the Purchaser; provided, if at any time after the Closing, the Seller shall discover in its possession or under its control any other Books and Records, the Seller shall forthwith deliver such Books and Records to the Purchaser. In the event that the Seller is required to produce or needs access to said Books and Records after Closing, the Purchaser shall allow Seller access to said Books and Records for purposes of consulting or photocopying said Books and Records upon reasonable notice during regular business hours. The Seller will grant the Purchaser access and the right to copy any Books and Records that are not transferred by the Seller to the Purchaser at the Closing.

5.8.    Use of Name. On the Closing Date, the Seller shall limit the use of the name “Muirfield Underwriters, Ltd.” to those obligations that survived the termination of the Seller’s agreement with the current underwriter of its business and shall consent to Purchaser’s concurrent use of the name. Thereafter, as soon as commercially possible, the Seller shall file with the Secretary of State of its state of incorporation an amendment to its certificate of incorporation, providing for the change of Seller’s name and amend its licenses in each state in which it is licensed to do business under the name “Muirfield Underwriters, Ltd.” to change its name.

ARTICLE VI
COVENANTS OF PURCHASER

6.1.    Further Assurances. The Purchaser shall make commercially reasonable efforts to take, or cause to be taken, all actions or do, or cause to be done, all things or execute any documents necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, subject to their respective terms; provided, however, that any such additional documents must be reasonably satisfactory to each of the parties and not impose upon either party any material liability, risk or obligation not contemplated by this Agreement or the Ancillary Agreements.

6.2.    Compliance With Law. Following the Closing, the Purchaser and its Affiliates each will comply with all Applicable Laws relating to their conduct in performing their respective obligations under this Agreement and under the Ancillary Agreements.

6.3.    Transfer of the Renewal Rights. Subject to (i) Purchaser’s timely and full payment to Seller of all consideration provided for by Section 2.6, inclusive of the Initial Payment, Advance and Quarterly Payments, and (ii) applicable local laws governing the cancellation and non-renewal of workers’ compensation policies, in connection with the transfer hereunder of the Renewal Rights to the Purchaser, the Purchaser covenants and agrees, from and after the Closing Date, that, subject to the Purchaser’s and its Insurer Affiliates’ underwriting guidelines, as the same shall be in effect from time to time, the Purchaser will make commercially reasonable efforts to quote, write and issue, and/or cause to be quoted, written or issued, the Covered Insurance Policies, as provided herein, and effect the orderly transition of the Insurance Contracts to approved or authorized policy forms and rates of Purchaser’s Insurer Affiliates in accordance with Applicable Law and the terms of the Insurance Contracts and this Agreement. In so quoting, writing, issuing and servicing the Covered Insurance Policies, the Purchaser shall, and shall cause its Affiliates, to make commercially reasonable efforts to preserve and promote the present relationships with all Producers and Policyholders.

6.4.    Sublease of Seller Office Space. Effective as of the Closing Date, the Purchaser and the Seller shall execute and deliver the Sublease Agreements for Seller’s office space at Des Moines, Iowa, Milwaukee, Wisconsin and Peoria, Illinois . From and after the Effective Date, the Purchaser shall cooperate with the Seller in order to obtain the respective landlords’ consents to the Sublease Agreements and provide all information reasonably requested by such landlords in connection therewith.

6.5.    Audit Rights of Seller. Upon the request and reasonable advance written notice of the Seller, no more than one time in each twelve month period through the one year anniversary of the end of the Renewal Period, the Purchaser shall provide to the Seller or the Seller’s Representatives, access during regular business hours to the appropriate management personnel of the Purchaser and to the books, records and accounts of the Purchaser directly relating to the Subject Business for review, inspection, examination and reproduction. From and after the Closing Date, the Purchaser shall maintain true, accurate and complete books, records and accounts which relate to the Subject Business in the usual, regular and ordinary manner on a basis consistent with prior periods. The Purchaser shall provide to the Seller or its Representatives any assistance that it or they reasonably require in connection with the performance of any such audit. Any audits conducted under this Section 6.5 shall be conducted in a manner that does not unreasonably interfere with the normal business operations of the Purchaser.

6.6.    Identification of Covered Premiums. Effective on the Closing Date and through the end of the Renewal Period, the Purchaser shall maintain procedures to identify Covered Premiums subject to this Agreement.

ARTICLE VII
EMPLOYEE MATTERS

7.1.    Offers of Employment. On or before the Closing Date, in accordance with Section 2.2, the Purchaser shall extend an Offer of Employment to at least fifty percent (50%) of the employees of the Seller whom Purchaser, in its sole discretion, deems necessary to conduct the Subject Business, who are identified on Schedule 7.1, which sets forth each such employee’s name, title and Base Compensation (collectively, the “Employee Group”). Each Offer of Employment by the Purchaser will be at a Base Compensation of no less than such employee’s Base Compensation from the Seller (an “Offer of Employment”), including any increases granted in the ordinary course of business. Those employees of the Seller who accept the Purchaser’s offer of employment effective as of the Closing Date, are referred to, as of the date of such acceptance, as “Transferred Employees.” Employment of Transferred Employees with the Purchaser or an Affiliate of the Purchaser will be effective as of the next business day after the Closing Date or such date thereafter as the employment of the Transferred Employee by the Purchaser commences (the “Transfer Date”). Those employees who are not Transferred Employees will be referred to as “Non-Transferred Employees.”

7.2.    Termination of Employment Agreements. With respect to any Transferred Employee who is a party to an employment agreement with the Seller or an Affiliate, the Seller shall be responsible for obtaining, on or prior to the Transfer Date, the consent of such Transferred Employee to the termination of such employment agreement. The Seller or Affiliate shall release such Transferred Employee from any restrictive covenant in such employment agreement which would impede, directly or indirectly, such Transferred Employee, from engaging in the Subject Business and shall be responsible for any and all liabilities with respect to, in connection with, or arising out of the termination of such employment agreement. For purposes of this section, “Success Bonuses” or “Stay Bonuses,” or any agreements similar in nature, with any member of the Employee Group, are not considered employments agreements.

7.3.    Employee Benefits. The Purchaser will provide, or will cause to be provided, to Transferred Employees employee benefits comparable to those provided to similarly situated new hires commencing their employment by the Purchaser. Notwithstanding the foregoing, the Purchaser agrees that any pre-existing condition or waiting periods in its applicable welfare plans shall be waived with respect to the Transferred Employees. No assets of any employee benefit plan maintained by the Seller will be transferred to the Purchaser or any Affiliate of the Purchaser, and any liabilities related to or arising out of such plans will remain with the Seller. The Purchaser’s qualified and non-qualified retirement savings plans, health and welfare benefit plans, including but not limited to vacation plans and severance plans, if any, will recognize the Transferred Employees’ service with the Seller for purposes of eligibility and vesting.

Purchaser’s retirement savings plans will accept a rollover, at the election of the Transferred Employees, of the vested account balance from the Seller’s savings plan excluding any outstanding 401(k) loan balances.

7.4.    Non-Transferred Employees. The Seller will retain and be responsible for all compensation, benefit, severance and employment related obligations and liabilities relating to each Non-Transferred Employee. The Seller will retain and be responsible for all compensation, benefit and employment related obligations and liabilities relating to each Transferred Employee in respect of any period prior to such Transferred Employee’s Transfer Date.

7.5.    Transferred Employees Cooperation. From and after the Closing Date, the Purchaser shall make commercially reasonable efforts to cause the Transferred Employees to cooperate with and provide assistance to the Seller and/or any of its Affiliates, at the expense of the Seller, at times and locations as reasonably requested by the Seller that do not materially interfere with or disrupt the operation of the Subject Business (i) in the defense of any Litigation, arbitration, claim, complaint, audit, proceeding, or investigation (whether threatened existing, initiated or contemplated prior to, on or after the Closing Date) arising out of any event that occurred on or prior to the Closing Date, including matters involving the Seller and/or any of its Affiliates or to which they are or may become a party, or are or may become otherwise bound or directly or indirectly affected or as to which the Seller and/or any of its Affiliates have or may come to have a direct or indirect interest (including any indirect economic interest derived by virtue of contractual relationships), in each case which involved or could reasonably be expected to involve facts or circumstances with which any such Transferred Employees were involved or acquainted as a director, officer or employee or advisor of the Seller and/or any of its Affiliates, or as to which they have or could reasonably be expected to have any knowledge and/or otherwise relating to or arising out of the Subject Business (ii) in connection with any other transaction or matter that involved or involves or may involve facts or circumstances with which any such Transferred Employees were involved or acquainted with as a director, officer or employee or advisor of any of the Seller and/or any of its Affiliates, or as to which such Transferred Employee has or could reasonably be expected to have knowledge, including any Tax matter relating to the Business.

ARTICLE VIII
NON-COMPETITION COVENANTS

8.1.    Non-Competition with Subject Business. The Seller hereby covenants and agrees that from and after the Closing Date and for a period of three years from the end of the Renewal Period (the “Restriction Period”), the Seller and its Affiliates, shall not, directly or indirectly compete with the Subject Business by the marketing, targeted at Producers, of a product which would be an alternative to workers’ compensation products currently offered by Seller; provided, however, that the foregoing shall not prevent:

(i)	the Seller from the ongoing administration and run-off of the Insurance Contracts; or

(ii)	the Seller and its Affiliates from engaging in any other business other than the Subject Business.

8.2    Non-Solicitation of Employees. During the Restriction Period, the Seller will not, directly or indirectly, for its own account or the account of any other Person:

(i)
solicit for employment or engagement or employ or otherwise engage any Transferred Employee or otherwise intentionally interfere with the relationships of the Purchaser with the Transferred Employees; or

(ii)
induce any employee, officer, director, consultant, advisor or contractor of the Purchaser or any of its Affiliates, who is a member of management to engage in any activity that the Seller is prohibited from engaging in under this Agreement or to terminate such employment or engagement.

Notwithstanding the foregoing, the Seller or an Affiliate will be permitted to employ or otherwise engage any Person referred to in clause (i) or (ii) of this Section 8.2 above who, without any solicitation or inducement by the Seller or an Affiliate, who responds to general employment advertisements directed to the public at large or whose employment with the Purchaser has terminated for any reason other than a violation by Seller of this covenant.

8.3    Non-Solicitation of Customers. During the Restriction Period, the Seller may not, directly or indirectly:

(i)	solicit, divert, appropriate or attempt to solicit, divert, or appropriate; or

(ii) otherwise attempt to establish for the Seller or any other Person, whether for pay or otherwise, any business produced by Producers or through the efforts of the Transferred Employees, which relate to, directly or indirectly, the Subject Business.

8.4    Reasonableness of Restrictions. The parties agree that the foregoing non-competition covenants are reasonable and necessary to enable the parties to realize the benefits of the Agreement and the transactions contemplated hereunder; provided, however, that, if a court of competent jurisdiction or an arbitrator should determine such restrictions to be unreasonable, then the same shall not be invalid but shall be enforced for such period of time and within such areas as the court or arbitrator may find to be reasonable.

8.5    Injunctive Relief. The Seller agrees that the covenants in this Article VIII are an integral part of the inducement of the Purchaser to enter into this Agreement and that the Purchaser shall be entitled to seek injunctive relief in addition to all other legal and equitable remedies available to it in connection with any breach by the Seller or its covered Affiliates said covenants and that, notwithstanding the foregoing, no right, power, or remedy conferred upon or reserved or exercised by the Purchaser pursuant to this Section 8.5 is intended to be exclusive of any other right, power or remedy, each and every one of which (now or hereafter existing at law, in equity, by statute or otherwise) shall be cumulative and concurrent.

ARTICLE IX
CONDITIONS PRECEDENT TO THE OBLIGATION OF
PURCHASER TO CLOSE

The obligations of the Purchaser under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Purchaser in writing:

9.1.    Representations, Warranties and Covenants. (a) the Seller shall have performed in all material respects all of its obligations under this Agreement required to be performed by it on or prior to the Closing Date; (b) the representations and warranties of the Seller contained in this Agreement shall be true, complete and correct on the Effective Date and as of the Closing Date as if made at and as of the Closing Date, except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct as of such date or period, and except where the failure to be true and correct (without regard to any materiality qualifiers or exceptions therein) would not reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect; and (c) the Purchaser shall have received a certificate signed by an appropriate executive officer of the Seller to the effect that the foregoing conditions have been satisfied.

9.2.    Approvals. All filings with Governmental Authorities and other Persons required to consummate the transactions contemplated in this Agreement and the Ancillary Agreements shall have been made and all required approvals shall have been obtained and shall be in full force and effect and without conditions or limitations that are unacceptable to the Purchaser in the Purchaser’s reasonable judgment. All waiting periods under any federal or state statute or regulation shall have expired or been terminated.

9.3.    Closing Deliveries. All of the closing deliveries of the Seller under Section 2.4(b) shall have been delivered to the Purchaser.

9.4.    Injunction and Litigation. There shall be no effective injunction, writ, preliminary restraining order or any other order of any nature issued by a Governmental Authority or any pending Litigation that seeks to prohibit or enjoin, or that seeks material monetary damages with respect to, the consummation of the transactions contemplated in this Agreement or the Ancillary Agreements.

9.5.    Other Documents. The Seller shall have delivered to the Purchaser (a) a copy of the resolutions (in form and substance reasonably satisfactory to the Purchaser) duly adopted by the board of directors of the Seller authorizing the execution, delivery and performance of this Agreement or the Ancillary Agreements by the Seller, certified (in form and substance reasonably satisfactory to the Purchaser) by the Secretary or an Assistant Secretary of the Seller; (b) certificates (in form and substance reasonably satisfactory to the Purchaser) of the Secretary or an Assistant Secretary of the Seller as to the incumbency and signatures of the officers of the Seller executing this Agreement and the Ancillary Agreements, and (c) such other documents, certificates or records as the Purchaser or its counsel may reasonably request.

ARTICLE X
CONDITIONS PRECEDENT TO THE OBLIGATION OF
SELLER TO CLOSE

The obligations of the Seller under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Seller in writing:

10.1.    Representations, Warranties and Covenants. (a) The Purchaser shall have performed in all material respects all of its obligations under this Agreement required to be performed by it on or prior to the Closing Date; (b) the representations and warranties of the Purchaser contained in this Agreement shall be true, complete and correct on the Effective Date and as of the Closing Date as if made at and as of the Closing Date, except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct as of such date or period, and except where the failure to be true and correct (without regard to any materiality qualifiers or exceptions therein) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Purchaser to perform any of its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby; and (c) the Seller shall have received a certificate signed by an appropriate executive officer of the Purchaser to the effect that the foregoing conditions have been satisfied.

10.2.    Approvals. All filings with Governmental Authorities and other Persons required to consummate the transactions contemplated in this Agreement and the Ancillary Agreements shall have been made and all required approvals shall have been obtained and shall be in full force and effect and without conditions or limitations that are unacceptable to the Seller in the Seller’s reasonable judgment. All waiting periods under any federal or state statute or regulation shall have expired or been terminated.

10.3.    Closing Deliveries. All of the closing deliveries of the Purchaser under Section 2.4(a) shall have been delivered to the Seller.

10.4.    Payment to the Seller. The Purchaser shall have paid the Seller the Initial Payment and Advance, in accordance with Section 2.6.

10.5.    Injunction and Litigation. There shall be no effective injunction, writ, preliminary restraining order or any other order of any nature issued by a Governmental Authority or any pending Litigation that seeks to prohibit or enjoin, or that seeks material monetary damages with respect to, the consummation of the transactions contemplated in this Agreement or the Related Agreements.

10.6.    Other Documents. The Purchaser shall have delivered to the Seller: (a) a copy of the resolution (in form and substance reasonably satisfactory to the Seller) duly adopted by the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser, certified (in form and substance reasonably satisfactory to the Seller) by the Secretary or an Assistant Secretary of the Purchaser; (b) certificates (in form and substance reasonably satisfactory to the Seller) of the Secretary or an Assistant Secretary of the Purchaser as to the incumbency and signatures of the officers of the Purchaser executing this Agreement and the Ancillary Agreements, and (c) such other documents, certificates or records as the Seller or its counsel may reasonably request.

ARTICLE XI
TERMINATION PRIOR TO CLOSING

11.1.    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

(a)    by the Seller or the Purchaser, by written notice to the other party, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on the Seller or the Purchaser which prohibits or restrains the Seller or the Purchaser from consummating the transactions contemplated in this Agreement or the Ancillary Agreements; provided, however, that the Seller and the Purchaser, as the case may be, shall make commercially reasonable efforts to have any such order, writ, injunction or decree lifted and the order, writ, injunction or decree is not lifted by the Termination Date;

(b)    by the Seller or the Purchaser, by written notice to the other party, if the Closing has not been consummated on or prior to the Termination Date, unless the absence of such occurrence is or will be due to the failure of the party seeking to terminate this Agreement to materially perform each of its obligations under this Agreement required to be performed by it at or prior to the Closing;

(c)    by the Purchaser, by written notice to the Seller, if a breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Article IX not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt by the Seller of notice of such breach from the Purchaser;

(d)    by the Seller, by written notice to the Purchaser, if a breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Article X not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt by the Purchaser of notice of such breach from the Seller; or

(e)    at any time prior to the Closing by mutual written consent of the Seller and the Purchaser.

11.2.    Survival Upon Termination. If this Agreement is terminated pursuant to Section 11.1 hereof, this Agreement will become null and void and of no force and effect, provided that, in the event of such a termination because of any breach, the breaching party will be liable to the other party for all actual damages arising directly from such breach. In no event will any party be entitled to consequential damages, including damages for lost profits, following a termination of this Agreement pursuant to Section 11.1 hereof.

ARTICLE XII
SURVIVAL; INDEMNIFICATION

12.1.    Survival. All representations and warranties made by the Seller and the Purchaser in Articles III and IV of this Agreement, respectively, in the Ancillary Agreements and in any document, certificate, schedule or instrument delivered or executed in connection herewith or therewith shall survive for a period of thirty-six months after the Closing Date, whereupon they shall expire, and all claims for breach of said representations and warranties will be deemed waived unless the non-breaching party notifies the breaching party of the matters constituting the breach prior to the expiration of said thirty-six month period. All covenants, undertakings and agreements contained in this Agreement, the Ancillary Agreements or any document, certificate, schedule or instrument delivered or executed in connection herewith or therewith to be performed or complied with after the Closing Date shall survive for the period of the applicable statute of limitations.

12.2.    Indemnification.

(a)    Subject to Section 12.1, the Seller shall indemnify the Purchaser and its Affiliates, and its and their respective shareholders, subsidiaries, officers, directors, employees, successors and permitted assigns against and agree to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable attorneys’ fees and reasonable expenses of investigation in connection with any action, suit or proceeding) (collectively, “Damages”), incurred or suffered by the Purchaser or any of its Affiliates, arising out of:

(i)
any breach of any representation or warranty, or any breach, nonfulfillment or default in the performance of any covenant or agreement, made by the Seller in this Agreement or in any Ancillary Agreement;

(ii)
any claim by any present or former employee of the Seller or an Affiliate thereof, including the Transferred Employees, which arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA and all other statutes regulating the terms and conditions of employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any employee benefit plan or program of the Seller or any of their respective Affiliates, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Seller or an Affiliate thereof and such present or former employee, which arose solely out of any action, event or omission that occurred (or, in the case of omissions, failed to occur) prior to the Closing;

(iii)	the operation of the Subject Business by the Seller or their respective Affiliates prior to the Closing Date, and

(iv)	the enforcement of their rights under this Section 12.2(a).

Notwithstanding the foregoing, the Seller shall not be liable under the foregoing clauses (i), (ii), (iii) or (iv) of this Section 12.2(a) unless the total aggregate amount of Damages with respect to all such claims or matters relating to said clauses referred to in this Section 12.2(a) exceeds twenty-five thousand dollars ($25,000) and, in such case, only to the extent of such excess (the “Seller Indemnity Deductible”). The maximum amount of the Seller’s collective and aggregate liability under the foregoing clauses (i), (ii), (iii), and (iv) of this Section 12.2(a) shall in no event exceed the total consideration payable (the “Seller Indemnity Cap”). Notwithstanding the foregoing, if the Seller’s liability under clauses (i), (ii), (iii), and (iv) of this Section 12.2(a) exceeds the aggregate payments received by the Seller pursuant to Section 2.6 at the time the indemnification claim is payable (the difference between the indemnification obligation and the aggregate payments received by the Seller being the “Excess Amount”), then the Seller, at such time, shall only have to pay an indemnification amount up to the aggregate payments received by the Seller pursuant to Section 2.6 and the Purchaser shall be entitled to prospectively offset amounts due the Seller pursuant to Sections 2.6, if any, against the Excess Amount.

(b)    Subject to Section 12.1, the Purchaser shall indemnify the Seller and its Affiliates, and their respective shareholders, subsidiaries, officers, directors, employees, successors and permitted assigns against and agrees to hold each of them harmless from any and all Damages incurred or suffered by the Seller or any of its Affiliates, arising out of:

(i)
any breach of any representation, warranty or certification, or any breach, nonfulfillment or default in the performance of any covenant or agreement, made by the Purchaser in this Agreement or in any Ancillary Agreement;

(ii)
the conduct of the Subject Business by the Purchaser after the Closing Date, except to the extent that the Purchaser, an Affiliate, or its or their respective shareholders, subsidiaries, officers, directors, employees, successors and permitted assigns are entitled to indemnification with respect thereto under Section 12.2(a);

(iii)
any claim, complaint or charge, filed by any employee who is employed by Seller as of the date of this Agreement against Seller or any of its Affiliates for discrimination in hiring by Purchaser or a similar cause of action resulting solely from Purchaser’s extension of offers of employment pursuant to Section 7.1; or

(iv)	the enforcement of its rights under this Section 12.2(b).

Notwithstanding the foregoing, the Purchaser shall not be liable under the foregoing clauses (i), (ii) or (iii) of this Section 12.2(b) unless the total aggregate amount of Damages with respect to all such claims or matters relating to said clauses referred to in this Section 12.2(b) exceed $25,000 and, in such case, only to the extent of such excess (the “Purchaser Indemnity Deductible”). The maximum amount of the Purchaser’s collective and aggregate liability under the foregoing clauses (i), (ii) and (iii) of this Section 12.2(b) shall in no event exceed the total aggregate payments received, or to be received, by the Seller pursuant to Section 2.6 (the “Purchaser Indemnity Cap”). Should any claim, or portion thereof, for Damages made by the Seller hereunder remain unpaid as a result of the immediately preceding sentence, such unpaid portion of the claim may be resubmitted to the Purchaser at any time, notwithstanding Section 12.1, for payment upon receipt by the Seller of additional payments pursuant to Section 2.6 and the Purchaser shall pay such claim upon demand. Notwithstanding any provision herein to the contrary, the Purchaser Indemnity Deductible and Purchaser Indemnity Cap do not apply to any claim by Seller for Quarterly Payments due pursuant to Section 2.6.

(c)    All indemnification payments payable hereunder shall be reduced by the amount of insurance proceeds received by, or any Tax benefits inuring to the benefit of, the Indemnified Party (as defined below) as a result of the loss for which the Indemnified Party is seeking reimbursement.

(d)    The parties hereto shall make mutually available to each other all relevant information in their possession relating to any Damages claimed hereunder (except to the extent that such action would result in loss of attorney-client privilege as to any material matter) and shall cooperate with each other in the defense thereof.

12.3.    Procedures for Third Party Claims.

(a)    The party seeking indemnification under Section 12.2 (the “Indemnified Party”) agrees to give prompt notice (in accordance with Section 13.11) to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any third party claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 12.2 (the “Third Party Claims”). Such notice referred to in the preceding sentence shall state the relevant facts and include therewith relevant documents and a statement in reasonable detail as to the basis for the indemnification sought. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve any Indemnifying Party from any Liability which it may have to such Indemnified Party with respect to any claim made pursuant to this Section 12.3, except to the extent such failure shall actually prejudice an Indemnifying Party. In the event of the assertion of any claim or the commencement of any suit, action or proceeding in respect of which indemnity would be sought by the Indemnified Party but for the fact that the notice of such claim, suit, action or proceeding was sent to the Indemnifying Party, the Indemnifying Party shall give prompt notice to the Indemnified Party of such claim, suit, action or proceeding.

(b)    Upon receipt of notice from the Indemnified Party pursuant to Section 12.3(a), the Indemnifying Party will have the right to, subject to the provisions of Section 12.3, assume the defense and control of such Third Party Claims. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall have the right but not the obligation to participate in the defense of such Third Party Claim with its own counsel and at its own expense (provided that the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by such Indemnifying Party in connection with the defense of such Third Party Claim, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to defend such Third Party Claim, (iii) the Indemnified Party shall have reasonably concluded, upon advice of the Indemnified Party’s counsel, that there may be material defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, (iv) the Indemnifying Party’s counsel shall have advised the Indemnifying Party in writing, with a copy delivered to the Indemnified Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel, or (v) such Third Party Claim shall seek injunctive or equitable relief that if granted would materially interfere with the conduct of the Business) and the Indemnifying Party will cooperate with the Indemnified Party. Any election by an Indemnifying Party not to assume the defense of a Third Party Claim must be received by the Indemnified Party reasonably promptly following its receipt of the Indemnified Party’s notice delivered pursuant to Section 12.3(a). If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party; shall take all steps necessary in the defense or settlement of such Third Party Claim; and shall at all times diligently and promptly pursue the resolution of such Third Party Claim. The Indemnified Party shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim defended by the Indemnifying Party.

(c)    The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim as to which the Indemnifying Party has assumed the defense in accordance with the terms of Section 12.3, without the consent of any Indemnified Party, but only to the extent that such settlement or entry of judgment (i) provides solely for the payment of money by the Indemnifying Party or imposes an obligation of confidentiality, and (ii) provides a complete release of any Indemnified Party potentially affected by such Third Party Claim from all matters that were or could have been asserted in connection with such claims. Except as provided in the foregoing sentence, settlement or consent to entry of judgment shall require the prior approval of the Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned.

12.4.    Procedures for Direct Claims. In the event any Indemnified Party shall have a claim for indemnity against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver written notice of such claim to the Indemnifying Party. Such notice referred to in the preceding sentence shall state the relevant facts and include therewith relevant documents and a statement in reasonable detail as to the basis for the indemnification sought. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to Section 12.2, it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty.

12.5.    Exclusive Remedy. The parties hereto expressly acknowledge and agree that (i) except as otherwise expressly provided in this Agreement, the provisions of this Article XII shall be the sole and exclusive remedy for Damages caused as a result of any breach of any representation or warranty or any breach, nonfulfillment or default in the performance of any covenant or agreement contained in this Agreement or in any Ancillary Agreement, other than claims based on fraud, or any Ancillary Agreement or to any further indemnification or other rights or claims, all of which the parties hereby waive, and (ii) except as otherwise expressly provided in this Agreement, no Indemnifying Party shall be liable for consequential, indirect, punitive or treble Damages in connection with any action, suit or proceeding brought by the Purchaser against the Seller or by the Seller against the Purchaser, or for any Damages based on either the reduced current or future profitability or earnings of the Business or the Renewal Rights or Damages based on a multiple of such profitability, earnings or other factor, or reduction therein (it being understood that all Damages will for purposes of this Article XII be determined and calculated on a direct, dollar-for-dollar basis), or for other Damages not provided for in this Article XII. Any liability for indemnification hereunder will be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

12.6.    Specific Performance. It is agreed that any party hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled hereunder or otherwise.

ARTICLE XIII
MISCELLANEOUS PROVISIONS

13.1.    Entire Agreement. This Agreement, including all annexed Schedules and Exhibits, constitute the entire contract between the parties and there are no understandings other than as expressed in this Agreement or any Ancillary Agreement. All annexed Schedules and Exhibits are expressly incorporated into and made a part of this Agreement as fully as though completely set forth herein in full. In the event of any conflict between the provisions of this Agreement and any Schedule or Exhibit, the provisions of this Agreement will control. Capitalized terms used in the Schedules and Exhibits shall have the meanings assigned to them in this Agreement. The section references referred to in the Schedules are to sections of this Agreement, unless otherwise expressly indicated. Any amendment or modification hereto shall be null and void unless made by amendment to this Agreement, and signed by the parties affected by such amendment.

13.2.    Assignment; Binding Effect. No party hereto shall transfer, delegate, subcontract or assign any of its rights or obligations under this Agreement without first obtaining the written consent of the other parties; provided, however, that (i) the Purchaser may assign its rights to offer, quote, solicit, issue, write and/or bind the Covered Insurance Policies to its Insurer Affiliates, and (ii) the Seller may assign its rights to receive the Quarterly Payments under Section 2.6, if any, to any Person with prior notice to, but without obtaining the consent of, the Purchaser. Any purported assignment, delegation, subcontracting or transfer in violation of this Section 13.2 shall be void.

13.3.    No Third-Party Beneficiaries. Nothing in this Agreement, except as expressly set forth in Article XII with respect to indemnification of the parties’ Affiliates and their respective shareholders, subsidiaries, officers, directors and employees is intended or shall be construed to give any Person other than the signatory parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

13.4.    Invalidity. Unless the invalidity or unenforceability of any provision or portion thereof frustrates the intent of the parties or the purpose of this Agreement, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions or portions thereof and where possible, the provisions of this Agreement shall be interpreted so as to sustain their legality and enforceability and for that purpose the provisions of this Agreement shall be read as if they cover only the specific situation to which they are being applied. The invalidity or unenforceability of any provision of this Agreement in a specific situation shall not affect the validity or enforceability of that provision in other situations or of other provisions of this Agreement. In the event that such provision shall be declared unenforceable by a court of competent jurisdiction, such provision or portion thereof, to the extent declared unenforceable, shall be stricken. However, in the event any such provision or portion thereof shall be declared unenforceable due to its scope, breadth or duration, then it shall be modified to the scope, breadth or duration permitted by Applicable Law and shall continue to the be fully enforceable as so modified.

13.5.    Governing Law. This Agreement shall be deemed to have been made under and governed by the laws of Illinois, without regard to conflicts or choice of law rules.

13.6.    Waiver of Jury Trial. Subject to Section 13.14, each of the Parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby. The waiver in this Section 13.6 have been made with the advice of counsel and with a full understanding of the legal consequences thereof and shall survive the termination of this Agreement.

13.7.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties hereto.

13.8.    Headings. The headings in this Agreement are for the convenience of reference only and shall not affect its interpretations.

13.9.    Transfer Taxes. The Seller shall be solely responsible for and pay in a timely manner all transfer, premium, sales, use, value added, stamp, documentary, gross receipts, registration, conveyance, excise, recording, license and other similar Taxes and fees, if any, arising out of, or in connection with, or attributable to the , assignment or transfer of the Renewal Rights and Transferred Assets. The Seller shall prepare and file, or cause to be prepared and filed, all Tax Returns and other documentation required with respect to such Taxes and, if required by Applicable Law, the Purchaser shall join in the execution of any such Tax Returns and other documentation as reasonably requested by the Seller.

13.10.    Communications. The parties shall jointly agree upon press releases and agent communications to be distributed with respect to the transactions contemplated under this Agreement, except as may be required by Applicable Law.

13.11.    Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by overnight courier or certified, registered or express mail, postage prepaid. Any such notice or other communication shall be deemed given: (i) upon actual delivery if presented personally or sent by facsimile transmission, (ii) one (1) Business Day following delivery to an overnight courier, or (iii) three (3) Business Days following deposit in the United States mail, if sent by certified, registered or express mail, postage prepaid, in each case to the following addresses:

(i)	If to the Purchaser:

AmTrust North America, Inc. 59 Maiden Lane, 6th fl New York, NY 10038 Attn: Stephen Ungar, Esq. Facsimile No.: (212) 220-7130 E-mail: sungar@amtrustgroup.com

(ii)	If to the Seller:

Aon Corporation 200 East Randolph Street Chicago, Illinois 60601 Attn: Office of the General Counsel Facsimile No.: (312) 381-6732 E-mail: cameron_findlay@asc.aon.com

Copy to:	Aon Group, Inc. 200 East Randolph Street Chicago, Illinois 60601 Attn: Michael D. O’Halleran President and Chief Operating Officer E-mail: michael_o’halleran@aon.com

13.12.    Waiver of Compliance. Any waiver of any failure to comply with any obligation, covenant, agreement or condition under this Agreement must be in writing and signed by the parties. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

13.13.    Expenses. Except as otherwise specifically provided in this Agreement, the parties to this Agreement will bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby.

13.14.    Arbitration.

(a)    All disputes and differences under this Agreement or the Ancillary Agreements that cannot be amicably agreed upon by the parties will be decided by arbitration before a single arbitrator (the “Arbitrator”). The Arbitrator will have the authority to interpret this Agreement and, in doing so, will consider the customs and practices of the insurance and reinsurance industry. The Arbitrator will consider this Agreement as an honorable engagement rather than merely a legal obligation, and he or she is relieved of all judicial formalities and may abstain from following the strict rules of law.

(b)    To initiate arbitration, either Seller or Purchaser will notify the other, in writing, of its desire to arbitrate. The notice will state the nature of the dispute and the desired remedies and propose four natural Persons to serve as the Arbitrator. The party to which the notice is sent will respond to the notification in writing within thirty (30) days of receipt of the notice. At that time, the responding party will state any additional dispute it may have regarding the subject of arbitration and will propose four natural Persons to serve as the Arbitrator, who shall be disinterested, independent and unrelated to the party and present or former executives of an insurance or reinsurance company or an attorney or consultant with experience in the insurance or reinsurance business. From the four Persons so designated by a party, the other party shall strike three, and the parties will draw lots to determine the Arbitrator. Each of the Seller and the Purchaser will pay 50% of the fees and expenses of the Arbitrator relating to the applicable dispute.

(c)    The arbitration hearing shall be held on the date fixed by the Arbitrator. In no event shall this date be later than four (4) months after the appointment of the Arbitrator. As soon as possible, the Arbitrator shall establish pre-arbitration procedures as warranted by the facts and issues of the particular dispute. Unless Seller and Purchase agree otherwise, the Arbitrator shall conduct a hearing in Chicago, Illinois. At least ten (10) days prior to the arbitration hearing, Seller and Purchaser shall provide the other and the Arbitrator with a detailed statement of the facts and arguments it will present at the arbitration hearing. The Arbitrator may consider any relevant evidence. The Arbitrator shall give the evidence such weight as he or she deems it entitled to after consideration of any objections raised concerning it. Each party may examine any witnesses who testify at the arbitration hearing. Within twenty days after the end of the arbitration hearing, the Arbitrator shall issue a written decision resolving such dispute and awarding damages, subject to the limitations set forth in Article XII. The Arbitrator is directed to seek efficiencies in time and expense. The Arbitrator may limit discovery and is not bound by strict rules of evidence. The Arbitrator may not award punitive or exemplary damages.

(d)    Notwithstanding the provisions of Section 13.5, any arbitration held pursuant to the provisions of this Section 13.14 shall be governed by the Federal Arbitration Act (9 U.S.C. 1 et seq.). All arbitrations commenced pursuant to this Agreement or any other Ancillary Agreement shall be consolidated and heard by the Arbitrator.

13.15.  Confidentiality. Each party hereto will hold, and will use its commercially reasonable best efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliates or Representatives), except with the prior written consent of the other party or unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement or the Ancillary Agreements and the transactions contemplated hereby or thereby of Governmental Authorities) or by other requirements of Applicable Law, or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s Representatives in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation or duty to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to the Purchaser’s use of documents and information relating exclusively to the Renewal Rights or Transferred Assets furnished by the Seller hereunder.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Purchaser and the Seller as of the Effective Date.

AMTRUST NORTH AMERICA, INC. By: ________________________________ Name: Title

MUIRFIELD UNDERWRITERS, LTD. By:_________________________________ Name: Mark S. Wiemold Title: Chief Financial Officer

EXHIBIT A

Bill of Sale and General Assignment Agreement

EXHIBIT B

Guaranty of Aon Group, Inc.

2

EXHIBIT C

Transferred Assets

3

Schedule 1.1

*

* Confidential Treatment Requested

4

Schedule 3.6

Pending Litigation

As of the Closing Date, there is no litigation pending or threatened against the Seller.

5

Schedule 3.7

Consents and Approvals

There are no consents or approvals required of the Seller in order to consummate the transactions contemplated in this Agreement.

6

Schedule 3.8

Tax Returns and Payment of Taxes

There are no Tax Returns or other tax matters of the Seller, excluding the payment by Seller or its affiliates of all federal, state and local taxes, which will be done by the Seller or is affiliates in due course.

7

Schedule 3.9

Material Changes Since 12/31/2005

There have been no material changes as outlined in Section 3.9 of this Agreement since December 31, 2005.

8

Schedule 3.10(a)

*

* Confidential Treatment Requested

9

Schedule 3.10(b)

*

* Confidential Treatment Requested

10

Schedule 3.10(c)
*

* Confidential Treatment Requested

11

Schedule 3.11

Intellectual Property

Seller does not own any intellectual property rights.

12

Schedule 7.1

*

* Confidential Treatment Requested

13

Schedule 13.3

*

* Confidential Treatment Requested

14